THIRD QUARTER UPDATE	December 2010
During the third quarter of 2010 we continued to post an increase in royalty revenue and we further strengthened our capital structure.  In addition, we responded to the August fax that we received from Genentech and are prepared to defend our intellectual property rights in national and international settings.

Increased Third Quarter 2010 Royalty Revenue
Revenue report for Q3-2010 and royalty revenue update.  >> read

Fourth Quarter 2010 Revenue Guidance
On December 1, 2010, we announced Q4-2010 revenue guidance of $74 million. >> read

Update on Genentech / Roche
Update on litigation and recent communications with Genentech / Roche.  >> read

Updates on Licensed Products
Brief reports on products under license to PDL and regulatory approvals.  >>read

Strengthening our Capital Structure
Creating a better capital structure for our shareholders.  >> read

Dividends
We paid the second of two dividends in 2010 of $0.50 per share on October 1, 2010 to all stockholders of record as of September 15, 2010.  We plan to announce our 2011 dividend policy in the first quarter of 2011.

In closing, we will continue to evaluate alternatives to increase return for our stockholders and we intend to vigorously defend our intellectual property rights in the United States and internationally. We will keep you apprised of our progress.

Sincerely,

John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.
December 2010

Complete Articles

Increased Royalty Revenue
Total revenue for the third quarter of 2010 was $86.4 million as compared with $71.4 million for the third quarter of 2009, an increase of 21 percent year over year.  Revenue growth was driven largely by increased second quarter 2010 sales by our licensees of Avastin®, Herceptin®, Lucentis®, and Tysabri® for which PDL received royalties in the third quarter of 2010.  The royalty payment from Genentech included royalties generated on both U.S. and ex-U.S. manufactured products and sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States.  The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:
Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Avastin and Herceptin, which are sold by Genentech in the U.S. and by Roche outside of the U.S., increased 11 percent and six percent, respectively, in the second quarter of 2010, when compared to the same period for the prior year.  Roche recently reported that global sales of Avastin for advanced colorectal, breast, lung and kidney cancer, and for relapsed glioblastoma, rose 14 percent in the first half of 2010 driven by uptake in colorectal, breast and/or lung cancer.  Roche also reported that global sales of Herceptin for HER2-postive breast cancer and advanced stomach cancer increased eight percent in the first half of 2010 driven by further penetration in the early and metastatic breast cancer settings, particularly in emerging markets.  Additionally, first signs of uptake in Europe of Herceptin in HER2-postive advanced stomach cancer were seen following approval of this new indication in January of this year.

Reported sales of Lucentis, which is sold by Genentech in the U.S. and by Novartis outside of the U.S., increased 34 percent when compared to the same period for the prior year.  Lucentis is approved for the treatment of age related macular degeneration in the United States and in Europe and received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States.  Second quarter 2010 sales grew by 30 percent in the United States and by 38 percent internationally.

Reported sales of Tysabri, which is sold by Elan in the U.S. and by Biogen Idec outside of the U.S., increased 14 percent in the second quarter of 2010 when compared to the same period for the prior year.  Elan recently announced that at the end of June 2010, approximately 52,700 patients were on therapy worldwide representing an increase of 22 percent over the approximately 43,300 patients who were on the therapy at the end of June 2009.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

Q4-2010 Revenue Guidance
On December 1, 2010, we announced Q4-2010 revenue guidance of $74 million, as compared with actual results of $58.3 million for the fourth quarter of 2009, a 27 percent year-over-year increase.  The growth is primarily driven by increased third quarter 2010 sales of Avastin, Herceptin, Lucentis and Tysabri for which PDL receives royalties in the fourth quarter of 2010.  The royalty payment received from Genentech included royalties generated on all worldwide sales.

Update on Genentech / Roche
In August, we received a letter from Genentech, which was sent at the request of Roche and Novartis,  stating that Avastin, Herceptin, Lucentis and Xolair® (the Genentech products) do not infringe PDL’s supplementary protection certificates (SPCs) applied for and granted by various countries in Europe to PDL.  SPCs are intended to extend the duration of patent life to compensate for some of the patent time lost while seeking government approval to market a drug.  Roche and Novartis are responsible for sales of the Genentech products outside of the United States.

The letter asked for PDL’s views on the matter and does not describe what actions, if any, Genentech intends to take.  The letter refers only to those products both manufactured and sold outside the United States. It does not suggest that the Genentech products do not infringe PDL’s U.S. patents that cover products made in the United States and sold anywhere in the world.

It is important to note that we received our regular quarterly payment from Genentech following the receipt of the letter including royalties generated on all worldwide sales of the Genentech products.  We have received two regular quarterly royalty payments since Genentech sent us the fax in mid-August.  Both payments included royalties generated on all worldwide sales.  We believe that our SPCs are valid and we believe that Genentech owes us royalties on sales of their products on a worldwide basis.

In response to the letter, we replied to Genentech stating that we believe their declarations are without merit. We disagree fundamentally with the claim that their products do not infringe our patents.  We have had discussions with Genentech regarding this matter and would like to reach a satisfactory outcome for both parties.  If no mutually agreeable resolution can be reached, however, we are prepared to vigorously enforce our rights.

To that end, we filed a claim in Nevada, naming Genentech, Roche and Novartis as defendants.  In 2003, Genentech and PDL entered into a settlement agreement to resolve the intellectual property disputes between the two companies once and for all.  This agreement restricts Genentech’s right to challenge the validity of our patents. Violations of the settlement agreement require Genentech to pay up to $1 billion in damages.  The settlement agreement calculates the damages by applying a 3.75% royalty rate on all past sales of Genentech products that were made in the U.S. and sold anywhere in the world and also adds interest. In addition, the settlement agreement states PDL can end the license agreement with Genentech or receive a flat royalty of 3.75% on all future sales of the Genentech products made in the United States and sold anywhere in the world.

In our complaint filed in Nevada, we state that the letter we received from Genentech as requested by Roche and Genentech violates Genentech’s requirements under the 2003 settlement agreement.  We also stated that Roche and Novartis interfered with the contract between PDL and Genentech deliberately.  We have asked the court to rule that Genentech has an obligation to pay royalties to PDL on international sales of its products covered under the SPC’s.  In addition, we are asking the court to find that Genentech should pay additional damages for violating the agreement and pay the legal costs to resolve this dispute.

In November, Genentech and Roche asked the courts to dismiss our filing because they believe that the 2003 settlement agreement apply only to PDL’s U.S. patents and does not cover international intellectual property disputes.  Genentech and Roche also asked the courts to dismiss PDL’s filing because they do not believe Nevada has authority over Roche, which is based in Switzerland and California.  PDL disagrees with both requests and we intend to defend our intellectual property rights forcefully.  Novartis has not yet responded to our filing, but is expected to reply in December 2010.

Overall, we would like to resolve the dispute in a mutually agreeable manner to all parties. If we need to go to court to defend our position we are ready to do so.  However, it can be very expensive, can take a long time and can be risky.  We encourage you to learn more about the Genentech matter.  You can find more information in our Form 10-Q document, which was filed with the Securities and Exchange Commission on November 9, 2010.

Updates on Licensed Products
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ACTEMRA®: Chugai/Roche’s drug ACTEMRA (marketed as RoACTEMRA in Europe) is a prescription medication called an interleukin-6 (IL-6) receptor inhibitor.  ACTEMRA is used to treat adults with moderately to severely active rheumatoid arthritis (RA) after at least one other medicine called a tumor necrosis factor (TNF) antagonist has been used and did not work well.  On October 19, 2010, Roche submitted a supplemental Biologics License Application (sBLA) to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) to expand the uses of ACTEMRA to include the treatment of systemic Juvenile Idiopathic Arthritis (sJIA) which affects children who are less than 16 years old and makes the joints inflamed and stiff for more than six weeks. “Idiopathic” means that we do not know the cause of the disease.    On November 7, 2010, Genentech announced positive updated data from a Phase 3 study showing that 85% (64/75) children with sJIA receiving ACTEMRA experienced a 30% improvement in the signs and symptoms and an absence of fever after three months of therapy compared with 24% (18/37) of children receiving placebo.

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AVASTIN:  Genentech/Roche’s drug Avastin is approved for treatment of multiple cancers including advanced colorectal, lung, kidney and glioblastoma.  It was also approved under a special procedure known as accelerated approval for first line (or first time) treatment of HER2-negative breast cancer.   Avastin received this accelerated approval based on promising preliminary clinical trial results and a commitment to conduct further studies.   Based on additional Avastin breast cancer studies that failed to show a meaningful survival benefit, an FDA advisory committee of experts recently recommended that the accelerated approval for first line treatment for HER2-negative breast cancer be removed from the U.S. label for Avastin.  On October 18, 2010, the National Comprehensive Cancer Network reaffirmed its existing recommendation for the use of Avastin in HER2-negatrive metastatic breast cancer. In mid-September, the FDA extended the review period for Genentech’s sBLA for Avastin in previously untreated advanced HER2-negative breast cancer until December 17, 2010.

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HERCEPTIN:  Genentech/Roche’s drug Herceptin was first approved in 1998 for the treatment of HER2-positive breast cancer.  HER2 stands for Human Epidermal growth factor Receptor 2.  Each normal breast cell contains copies of the HER2 gene, which helps normal cells grow.  The HER2 gene is found in the DNA of a cell, and this gene contains the information for making the HER2 protein.  HER2-positive cells have more of the HER2 protein on them than healthy cells.  On October 20, 2010, Roche announced that the FDA approved Herceptin in combination with chemotherapy for HER2-positive metastatic cancer of the stomach or gastro-esophageal junction, for patients who have not received prior treatment.  The EMA approved Herceptin for this indication in January 2010.

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TRASTUZUMAB-DM1 (T-DM1):  T-DM1 is an experimental, antibody-drug conjugate being developed by Genentech/Roche that links Herceptin to the cell killing agent, DM1. This approach is designed to increase the already significant tumor fighting ability of Herceptin by coupling it with an additional cell killing agent that is efficiently and simultaneously delivered to the targeted cancer cells by the antibody.  In July 2010, Genentech/Roche submitted an application for approval known as a BLA to the FDA for T-DM1, a Herceptin conjugate, for the treatment of people with an aggressive form of breast cancer known as HER2-positive breast cancer and hoped for accelerated approval as early as 2011.  The focus of the request for approval for this exciting therapy is third line treatment, i.e. patients who have previously received multiple medicines and chemotherapies and whose breast cancer is no longer responding to such treatments.

On August 25, 2010, the FDA issued a “Refuse to File” letter for rejecting accelerated approval for T-DM1 BLA.   Genentech/Roche plan to continue their ongoing Phase 3 trial for this drug and plan to submit a new BLA in mid-2012. On October 13, Genentech/Roche announced preliminary, six month results from a Phase 3 trial in second line HER2-postive breast cancer patients which showed that 48 percent of women treated with T-DM1 had their tumors shrink compared with 41 percent of those taking the combination of Herceptin and Taxotere.  Among the women taking the standard therapy, 75 percent had side effects of grade 3 or higher on a 5-point scale, compared with 37 percent of those getting T-DM1.

Strengthening our Capital Structure
Over the last several months, we have accomplished three milestones toward strengthening our capital structure.  At the beginning of the year, we had two convertible notes, one due in 2012 and one due in 2023. First, we repurchased, retired or converted all of the 2023 notes which are now fully retired.  Next, we exchanged $92 million of the 2012 notes for notes due in 2015.  This transaction extends the timeline for repayment of this debt by three years.  We entered into this transaction because we believe the benefit of having the additional financial flexibility substantially outweighs the small increase in the 7/8ths of a percentage point of interest that we will need to pay for this debt.  Finally, we placed an additional $88 million of the new 2015 notes, further increasing our free cash available for acquiring additional royalty-generating assets, buying back remaining 2012 convertible debt or buying back stock to improve stockholder value.